UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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Marsh Supermarkets, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing consists of a letter being mailed on September 11, 2006 by Marsh Supermarkets, Inc. (“Marsh”) to Marsh shareholders who have not returned their vote with respect to the matters being voted on at the Special Meeting of Shareholders to be held on September 22, 2006.

MARSH SUPERMARKETS, INC.
9800 CROSSPOINT BOULEVARD
INDIANAPOLIS, IN 46256-3350
September 8, 2006
Dear Fellow Marsh Supermarkets Shareholders:
     I am writing to remind you of the importance of voting your shares at the Special Meeting of Shareholders scheduled for 10:00 a.m. EST, on Friday, September 22, 2006. As detailed in the proxy statement previously mailed to you, the Board of Directors is asking shareholders to approve an agreement and plan of merger providing for an acquisition of Marsh Supermarkets, Inc. by MSH Supermarkets Holding Corp., an affiliate of Sun Capital Partners IV, LP, an investment fund. If shareholders approve the merger, we will become a wholly owned subsidiary of MSH Supermarkets Holding Corp., and you will be entitled to receive $11.125 in cash for each share of Marsh Supermarkets common stock that you own.
     Your Board of Directors unanimously recommends that all shareholders vote FOR the merger.
     NOT VOTING IS THE SAME AS VOTING AGAINST THE MERGER.
     To date your vote has not been received. We are therefore enclosing a duplicate proxy card that you may use to vote your shares. Remember your vote is important no matter how many or how few shares you own.
     Please take a moment to vote by telephone or via the Internet by following the instructions on the enclosed proxy card. You may also return your proxy card by mail. Please sign, date and return your proxy card using the enclosed postage prepaid envelope.
     Should you have any questions or require assistance in voting your shares, please call our proxy solicitor, MacKenzie Partners, Inc., at 800-322-2885 (toll-free) or 212-929-5500 (call collect).
     Thank you for your support.

Sincerely,
/s/ William L. Marsh

William L. Marsh Interim President and Chief Operating Officer